Exhibit 99.1

STRATEGIC HOTELS & RESORTS, INC.

August 14, 2015

Cascade Investment, L.L.C. (“you” or “your”)

2365 Carillon Point

Kirkland, WA 98033

Attention: Arek Sycz

Ladies and Gentlemen:

You have requested information from Strategic Hotels & Resorts, Inc. (the “Company”) in connection with your consideration of a possible negotiated business combination or other transaction between the Company, on the one hand, and you and one or more of the Other Group Members (as defined below), on the other hand (the “Possible Transaction”). The Company is willing to furnish such information to you only for the purpose of your evaluating, negotiating and consummating the Possible Transaction and pursuant to the terms of this letter agreement (this “Agreement”).

1. Proprietary Information; Other Defined Terms.

(a) All information that is furnished to you or any of your Representatives (as defined below) directly or indirectly by the Company or any of its Representatives or by any Other Group Member or its Representatives based on or containing information furnished directly or indirectly by the Company or any of its Representatives, including, without limitation, trade secrets, software programs, intellectual property and data files, whether or not marked as confidential, whether furnished on or after the date hereof, whether oral, written or electronic, and regardless of the manner in which it is furnished, together with any notes, reports, summaries, analyses, compilations, forecasts, studies, interpretations, memoranda or other materials prepared by you or any of your Representatives that contain, reference, reflect or are based upon, in whole or in part, any information so furnished to you or any of your Representatives (such notes, reports, summaries, analyses, compilations, forecasts, studies, interpretations, memoranda or other materials are referred to herein as “Derivative Materials”), is referred to herein as “Proprietary Information”. Proprietary Information does not include, however, information that (i) was or becomes available to you on a non-confidential basis from a source other than the Company or any of its Representatives or any Other Group Member or its Representatives, provided that such other source is not known by you or any of your Representatives to be bound by a confidentiality obligation to the Company or any of its affiliates with respect to the information, (ii) was or becomes generally available to and known by the public (other than as a result of a breach by you or any of your Representatives of this Agreement or a violation by you or any of your Representatives of any other non-use or confidentiality obligation in favor of the Company or its affiliates), (iii) was previously in your possession as demonstrated by your written records, provided that such information was not known by you or any of your Representatives to be subject to another confidentiality agreement or other obligation of secrecy to the Company or any of its affiliates, or (iv) you can demonstrate by written evidence was independently developed by you or any of your Representatives without derivation from, reference to or

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reliance upon, or using in any manner, the Proprietary Information and without violating any of the confidentiality obligations under this Agreement. To the extent that any Proprietary Information may include materials subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, you and the Company understand and agree that you and the Company have a commonality of interest with respect to such matters, and it is the mutual desire, intention and understanding of you and the Company that the sharing of such materials is not intended to, and shall not, waive or diminish in any way the confidentiality of such materials or their continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. Accordingly, and in furtherance of the foregoing, you agree not to claim or contend that the Company has waived any attorney-client privilege, work product doctrine or any other applicable privilege by providing information pursuant to this Agreement or any subsequent definitive written agreement regarding a Possible Transaction.

(b) For purposes of this Agreement, (i) references herein to “you” and/or your “Representatives” shall include only your manager, your affiliates (excluding public companies in which you hold an equity position and which (x) do not receive any Proprietary Information or Transaction Information and, (y) with respect to the Company or any of its securities, do not act on behalf of or in concert with you or any of your other affiliates who (1) receive any Proprietary Information or Transaction Information or (2) are acting in concert with you with respect to the Company or any of its securities), directors, officers, general partners, and employees, and those of your investment bankers, financial advisors, accountants, legal counsel, consultants and other agents and representatives who receive from or on behalf of you Proprietary Information or Transaction Information, and, only if you receive the prior written consent of the Company, potential sources of capital or financing (debt, equity or otherwise); provided, that no person who previously served as an executive officer of the Company shall be deemed your Representative without the prior written consent of the Company; provided, further, that no Other Group Member (or, solely by virtue of being a representative of such Other Group Member, any of its representatives; provided that any joint representative of you and any Other Group Member shall be deemed to be a Representative hereunder) shall be deemed your Representative, and (ii) “Representatives” in respect of the Company or any Other Group Member shall mean their respective officers, directors, employees, investment bankers, financial advisors, accountants, legal counsel, consultants and other agents and representatives. As used in this Agreement, (i) the term “person” shall be broadly interpreted to include, without limitation, any corporation, company, limited liability company, partnership, joint venture, trust, other entity or individual and (ii) the term “affiliate” shall have the meaning ascribed thereto in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(c) For purposes of this Agreement, the term “Other Group Member” shall mean an entity that meets all of the following conditions: (i) upon disclosure of a potential Other Group Member by you to the Company, the Company shall have notified

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you that such entity is acceptable as an Other Group Member (which notification shall allow you to make the disclosures to such Person otherwise prohibited by Paragraph 2(c) below), (ii) such entity shall have executed and delivered to the Company a confidentiality and standstill agreement in form and substance satisfactory to the Company in its sole discretion (including, for the avoidance of doubt in the Company’s sole discretion, a joinder to this Agreement) and (iii) the Company shall have given you written notice to the effect that the conditions in clauses (i) and (ii) immediately above are met and such entity is deemed to be an Other Group Member for purposes of this Agreement (which written notice shall be deemed to be the prior written consent of the Company that such Other Group Member may provide you with equity financing for the Possible Transaction).

2. Use of Proprietary Information and Confidentiality; Transaction Information to Remain Confidential. Except as (i) otherwise permitted under this Agreement, (ii) otherwise agreed to in writing by the Company, or (iii) required by applicable law, regulation, stock exchange rule or other market or reporting system or by legal, judicial, regulatory or administrative process (in each case, by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) (“Legally Required”), but, in any such case described in the foregoing clause (iii) only if such requirement did not arise by discretionary acts by you or any of your Representatives in violation of this Agreement that triggered such disclosure or requirement, only in accordance with Paragraph 3, you shall, and shall cause your Representatives to, (a) keep all Proprietary Information confidential and not disclose or reveal any Proprietary Information to any person other than (i) Other Group Members and their Representatives who are participating in evaluating, negotiating, advising with respect to the Possible Transaction, and (ii) your Representatives who are participating in evaluating, negotiating, advising or, only if you have received the prior written consent of the Company, financing with respect to the Possible Transaction (all of whom shall be specifically informed of the confidential nature of such Proprietary Information and that by receiving such Proprietary Information they are agreeing to be bound by the terms of this Agreement relating to the confidential treatment of such Proprietary Information) and shall cause your Representatives to treat such Proprietary Information in a confidential manner and in accordance with the terms hereof, (b) not use any Proprietary Information for any purpose other than in connection with evaluating, negotiating, advising or, only if you have received such prior written consent, financing with respect to the Possible Transaction or the consummation of the Possible Transaction, and (c) not disclose to any person (other than Other Group Members and their Representatives who are participating in evaluating, negotiating, advising with respect to the Possible Transaction and your Representatives who are participating in evaluating, negotiating, advising or, only if you have received such prior written consent, financing with respect to the Possible Transaction and, in any such case, whom you will cause to observe the terms of this Agreement relating to the confidential treatment and use of Transaction Information (as defined below)) the existence or terms of this Agreement, that Proprietary Information has been made available, that you or any Other Group Members are considering the Possible Transaction or any other business combination or similar transaction involving the Company, that you or any Other Group Member are subject to any of the restrictions set forth in this Agreement or any other similar agreement

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relating to the Possible Transaction or any other business combination or similar transaction involving the Company, that investigations, discussions or negotiations are taking or have taken place concerning the Possible Transaction or any other business combination or similar transaction involving the Company, any term, condition or other matter relating to the Possible Transaction or such investigations, discussions or negotiations, including, without limitation, the status thereof (the items described in this clause (c), “Transaction Information”). Neither you nor any of your Representatives (provided; that, in the case of your Representatives which are investment bankers, financial advisors, sources of debt financing, accountants, legal counsel or consultants, the following shall apply only if they are acting on behalf of, or in concert with, you or any of your affiliates), will, without the prior written consent of the Company, (i) act as a broker for, or representative of, or (except in the case of Other Group Members only) as a joint bidder or co-bidder with, any other person with respect to the Possible Transaction or (ii) except with your Representatives in connection with evaluating, negotiating or advising you with respect to the Possible Transaction or the consummation of the Possible Transaction, or with any Other Group Member, directly or indirectly, enter into any agreement, arrangement or understanding (whether written or oral), or engage in any contact or communications, with any other person regarding the Possible Transaction (including, without limitation, the debt or equity financing thereof). Without limiting the foregoing, neither you nor any of your Representatives (provided; that, in the case of your Representatives which are investment bankers, financial advisors, sources of debt financing, accountants, legal counsel or consultants, the following shall apply only if they are acting on behalf of, or in concert with, you or any of your affiliates) will, without the prior written consent of the Company, enter into any exclusive arrangement with a source (including without limitation, any Other Group Member) of capital or financing (debt, equity or otherwise) in connection with the Possible Transaction or any other business combination or similar transaction involving the Company. For purposes of this Agreement, any agreement, arrangement or understanding, whether written or oral, with any potential source of capital or financing (debt, equity or otherwise) which does, or could be reasonably expected to, legally or contractually limit, restrict or otherwise impair in any manner, directly or indirectly, such source from consummating a transaction involving the Company or any of its affiliates or acting as a potential source of capital or financing (debt, equity or otherwise) to any other person with respect to a potential transaction with the Company or any of its affiliates shall be deemed an exclusive arrangement. For the avoidance of doubt, unless acting on behalf of, or in concert with, you or any of your affiliates, no action or inaction of any Other Group Member (or its Representatives) will be deemed to be your (or your Representatives’) direct or indirect action or inaction.

3. Legally Required Disclosure. In the event that you (or any of your Representatives) should be Legally Required to disclose any Proprietary Information or Transaction Information, you shall, to the extent legally permissible and in advance of such disclosure, provide the Company with prompt written notice of such requirement. You also agree, to the extent legally permissible, to provide the Company, in advance of any such disclosure, with a list of any Proprietary Information and Transaction Information that you intend (or that your Representative intends) to disclose (and, if applicable, the text of the disclosure language itself) and to cooperate with the Company to the extent it may seek to limit such disclosure, including, if requested, taking all reasonable steps to resist or avoid any such legal,

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judicial, regulatory or administrative process. If, in the absence of a protective order or other remedy or the receipt of a waiver from the Company after a request in writing therefor is made by you (such request to be made as soon as reasonably practicable to allow the Company a reasonable amount of time to respond thereto), you are (or any of your Representatives is) Legally Required to disclose any Proprietary Information or Transaction Information in any legal, judicial, regulatory or administrative process, you or your Representative, as applicable, (a) will exercise reasonable commercial efforts to obtain assurance that confidential treatment will be accorded to that Proprietary Information or Transaction Information, as applicable, and (b) may disclose, without liability hereunder, such portion of the Proprietary Information or Transaction Information that, according to the advice of your counsel (which may include internal counsel), is Legally Required to be disclosed (the “Public Disclosure”); provided, however, that, prior to such disclosure, you shall have, if legally permitted, (i) provided the Company with the text of the Public Disclosure as far in advance of its disclosure as is practicable and (ii) considered in good faith the Company’s suggestions concerning the scope and nature of the information to be contained in the Public Disclosure. Notwithstanding the foregoing, your Representatives who are accounting firms may disclose Derivative Materials to the extent, if any, required by law, rule, regulation or applicable professional standards of the American Institute of Certified Public Accountants, Public Company Accounting Oversight Board or state boards of accountancy or obligations thereunder, provided that, to the extent permitted by law or regulation, prior written notice of any such required disclosure will be provided to the Company. Furthermore, notwithstanding the foregoing, your Representatives who are investment banks, banks, broker-dealers or financial advisors shall be permitted to disclose Proprietary Information and shall not be required to give notice to the Company if the disclosure is made to a bank examiner, regulatory authority or self-regulatory authority claiming jurisdiction in the course of such examiner’s or authority’s examination or inspection of the business or operations of such Representative, provided such Representative reasonably believes that the confidentiality of the Proprietary Information will be respected and maintained. For the avoidance of doubt, subject to complying with this Agreement, including the provisions of this Paragraph 3, you may make any filings that are Legally Required under the Securities Exchange Act of 1934.

4. Responsibility for Representatives. You agree that you shall, at your sole expense, undertake measures reasonably necessary or appropriate (i) to restrain your Representatives from prohibited or unauthorized disclosure or use of any Proprietary Information or Transaction Information and (ii) to safeguard and protect the confidentiality of the Proprietary Information and the Transaction Information disclosed to you or any of your Representatives and to prevent the use of any Proprietary Information or Transaction Information in any way that would violate any applicable antitrust or other applicable law or this Agreement. You will notify the Company promptly, in writing, of any misuse, misappropriation or unauthorized disclosure of any Proprietary Information or Transaction Information which may come to your attention for the sole purpose of mitigation of damages, and not as any admission of wrongdoing. You will be responsible for any breach of this Agreement by you and any deemed breach of this Agreement by any of your Representatives and by any other person (other than any Other Group Member or its Representatives) to whom you disclose any Proprietary Information or Transaction Information, whether or not such disclosure is permitted hereunder, assuming such

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Representatives or other persons were parties hereto and had your obligations hereunder, and you will indemnify the Company for all damages arising from the foregoing. You are aware, and will advise your Representatives to whom any Proprietary Information or Transaction Information is disclosed, of the restrictions imposed by the United States securities laws on the purchase or sale of securities by any person who has received material, non-public information about the issuer of such securities and on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information. You agree that you will comply with all applicable securities laws.

5. No Representations Regarding Proprietary Information.

(a) You understand and agree that neither the Company nor any of its Representatives makes any representation or warranty, express or implied, on which you may rely as to the accuracy or completeness of the Proprietary Information for your purposes and that only those representations and warranties made by the Company in a subsequent definitive written agreement related to the Possible Transaction (the “Definitive Agreement”), if any, and subject to such limitations and restrictions as may be specified therein, shall have any legal effect. You agree that, other than as may be set forth in a Definitive Agreement, neither the Company nor any of its Representatives shall have any liability whatsoever to you or any of your Representatives, including, without limitation, in contract, tort or under federal or state securities laws, relating to or resulting from the use of the Proprietary Information or any errors therein or omissions therefrom.

(b) Without limiting the generality of Paragraph 5(a), the Proprietary Information may include certain statements, estimates and projections with respect to the Company’s anticipated future performance. Such statements, estimates and projections reflect various assumptions made by the Company, which assumptions may or may not prove to be correct, and are subject to various risks and uncertainties. No representations, warranties or assurances are made by the Company or any of its Representatives as to such assumptions, statements, estimates or projections, including without limitation, any budgets, and you hereby waive any claims in respect thereof, in each case except as may be expressly set forth the Definitive Agreement, if any, and subject to such limitations and restrictions as may be specified therein.

(c) You acknowledge and agree that (i) the Company shall be free to conduct the process for an acquisition or business combination transaction as the Company in its sole and absolute discretion shall determine (including, without limitation, negotiation and entering into a definitive written agreement with any other person, including any Other Group Member, without prior notice to you or any other person) and (ii) the Company reserves the right, in its sole and absolute discretion, to reject all proposals and to terminate discussions and negotiations with you at any time for any reason whatsoever.

6. Return or Destruction of Proprietary Information. If you determine that you do not wish to proceed with the Possible Transaction, you shall promptly advise the Company of that decision in writing. In such case, or if the Possible Transaction is not

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consummated or upon the Company’s request, you shall (and shall cause your Representatives and any other person (other than the Other Group Members or their Representatives) to whom you have disclosed any Proprietary Information or Transaction Information, whether or not such disclosure was permitted hereunder, to) promptly (and in any event within five days) either (at your option) return to the Company or destroy (and certify in writing to the Company by an authorized officer supervising such destruction) all copies or other reproductions of Proprietary Information, other than any Derivative Materials, in your possession or the possession of any of your Representatives or any other person to whom you have disclosed any Proprietary Information or Transaction Information (other than the Other Group Members or their Representatives), whether or not such disclosure was permitted hereunder, and shall not retain any copies or other reproductions, in whole or in part, of such materials. You shall destroy all Derivative Materials (including, without limitation, expunging all such Derivative Materials from any computer, word processor or other device containing such information), and such destruction will be certified in writing to the Company by an authorized officer supervising such destruction; provided, however, that you may retain data or electronic records containing Derivative Materials, Transaction Information or Proprietary Information for the purposes of backup, recovery, contingency planning or business continuity planning so long as such data or records are not accessible in the ordinary course of business and are not accessed except as required for backup, recovery, contingency planning or business continuity planning purposes. Notwithstanding the return or destruction of Proprietary Information required by this Paragraph 6, you and your Representatives shall continue to be bound by all duties and obligations hereunder in accordance with the terms hereof.

7. Standstill. You hereby represent to the Company that, as of the date hereof, except as set forth on the signature page hereof, neither you nor any of your Representatives has beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of any securities of the Company or any of its subsidiaries (provided; that, with respect to your Representatives which are investment bankers, financial advisors, sources of debt financing, accountants, legal counsel or consultants, such representation shall apply only if in connection with such ownership they are acting on behalf of, or in concert with, you or any of your affiliates). In consideration for your being furnished with Proprietary Information, you agree that, unless specifically requested in writing in advance by the Company’s Representative on behalf of the Company’s board of directors, neither you nor any of your Representatives (provided; that, in the case of your Representatives which are investment bankers, financial advisors, accountants, legal counsel or consultants, the following shall apply only if they are acting on behalf of, or in concert with, you or any of your affiliates), will, at any time during the one-year period commencing on the date hereof (or, at any time during such period, assist, advise, act in concert or participate with or encourage others to), directly or indirectly: (a) acquire (or agree, offer, seek or propose to acquire, in each case, publicly or privately), by purchase, tender offer, exchange offer, agreement or business combination or in any other manner, any ownership, including, but not limited to, beneficial ownership, as defined in Rule 13d-3 under the Exchange Act, of any material assets or businesses or any securities of the Company or any direct or indirect subsidiary thereof, or any rights or options to acquire such ownership (including from any third party); (b) publicly or privately offer to enter into, or publicly or privately propose, any merger, business combination, recapitalization, restructuring

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or other extraordinary transaction with the Company or any direct or indirect subsidiary thereof; (c) initiate any stockholder proposal or the convening of a stockholders’ meeting of or involving the Company or any direct or indirect subsidiary thereof; (d) solicit proxies (as such terms are defined in Rule 14a-1 under the Exchange Act), whether or not such solicitation is exempt pursuant to Rule 14a-2 under the Exchange Act, with respect to any matter from, or otherwise seek to influence, advise or direct the vote of, holders of any shares of capital stock of the Company or any securities convertible into or exchangeable or exercisable for (in each case, whether currently or upon the occurrence of any contingency) such capital stock, or make any communication exempted from the definition of solicitation by Rule 14a-1(l)(2)(iv) under the Exchange Act; (e) otherwise seek or propose to influence, advise, change or control the management, board of directors, governing instruments, affairs or policies of the Company or any direct or indirect subsidiary thereof; (f) other than discussions, negotiations, agreements, arrangements or understandings with Other Group Members in compliance herewith with respect to the Possible Transaction, enter into any discussions, negotiations, agreements, arrangements or understandings with any other person with respect to any matter described in the foregoing clauses (a) through (e) or form, join or participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) to vote, acquire or dispose of any securities of the Company or any of its subsidiaries; (g) request that the Company (or its board of directors or the Company’s Representatives) amend, waive, grant any consent under or otherwise not enforce any provision of this Paragraph 7, or refer to any desire or intention, but for this Paragraph 7, to do so; or (h) make any public disclosure, or take any action that could reasonably be expected to require you or the Company to make a public disclosure, with respect to any of the matters set forth in this Agreement. Notwithstanding anything in this Paragraph 7 to the contrary, you may make requests (but only privately to the Company and not publicly) for amendments, waivers, consents under or agreements not to enforce clause (a) or clause (b) of this Paragraph 7 and may make proposals or offers (but only privately to the Company and not publicly) regarding the transactions contemplated by clause (a) or clause (b) of this Paragraph 7, in each case, at any time after a Fundamental Change Event (as defined below). A “Fundamental Change Event” means the Company has after the date of this Agreement entered into a definitive written agreement providing for (i) any acquisition of a majority of the voting securities of the Company by any person or group, (ii) any acquisition of a majority of the consolidated assets of the Company and its subsidiaries by any person or group, or (iii) any tender or exchange offer, merger or other business combination or any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction (provided that, in the case of any transaction covered by the foregoing clause (iii), immediately following such transaction, any person (or the direct or indirect shareholders of such person) will beneficially own a majority of the outstanding voting power of the Company or the surviving parent entity in such transaction). For purposes of this Paragraph 7, the following will be deemed to be an acquisition of beneficial ownership of securities: (1) establishing or increasing a call equivalent position, or liquidating or decreasing a put equivalent position, with respect to such securities within the meaning of Section 16 of the Exchange Act; or (2) entering into any swap or other arrangement that results in the acquisition of any of the economic consequences of ownership of such securities, whether such transaction is to be settled by delivery of such securities, in cash or otherwise. For the avoidance of doubt, this Paragraph 7 shall not (a) restrict your ability to acquire (or agree, offer, seek or propose to acquire, in each case, privately), any real property or related personal property of the Company

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or any direct or indirect subsidiary thereof (or the interests of the Company in such subsidiary in lieu thereof), in each case to the extent then being actively marketed for sale by the Company or such subsidiary as a single asset and not as part of a business combination transaction, (b) affect your right to vote your shares of Company common stock, or (c) subject to complying with this Agreement, including the provisions of Paragraph 3, restrict your ability to make any public filings that are Legally Required under the Securities Exchange Act of 1934, as amended.

8. No Solicitation of Employees. You agree that, without the prior written consent of the Company, neither you nor any of your Representatives acting on behalf of, or in concert with, you or any of your affiliates who receive the Proprietary Information or Transaction Information or who act on behalf of, or in concert with, you or any of your other affiliates who receive the Proprietary Information or Transaction Information will, for a period of one year from the date hereof, directly or indirectly, solicit the services of or employ, as employee, consultant or otherwise, any officer of the Company; provided, however, that the foregoing shall not preclude (1) the solicitation (or employment as a result of the solicitation) of any officer of the Company whose employment with the Company has been terminated, or (2) the solicitation of Company officers through (i) public advertisements or general solicitations that are not specifically targeted at such person(s) or (ii) recruiting or search firms retained by you, or internal search personnel who did not have access to Proprietary Information, using a database of candidates without targeting the Company or specific individuals, without direction or knowledge on your behalf by any person who had access to Proprietary Information. You agree that you and your Representatives will not, without the prior written consent of the Company, engage in discussions with management of the Company regarding the terms of their post-transaction employment or equity participation as part of, in connection with or after a Possible Transaction.

9. Ownership of Proprietary Information. You agree that the Company is and shall remain the exclusive owner of the Proprietary Information and all patent, copyright, trade secret, trademark, domain name and other intellectual property rights therein. No license or conveyance of any such rights or any portions thereof to you or any of your Representatives is granted or implied under this Agreement.

10. Miscellaneous.

(a) You acknowledge that irreparable damage would occur to the Company if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, you agree that the Company, without prejudice to any rights and remedies otherwise available, shall be entitled to equitable relief, including, without limitation, specific performance and injunction, in the event of any breach or threatened breach by you or any of your Representatives of the provisions of this Agreement without proof of actual damages. You will not oppose the granting of such relief on the basis that the Company has an adequate remedy at law. You also will not seek, and will waive any requirement for, the securing or posting of a bond in connection with the Company’s seeking or obtaining such relief.

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(b) You agree that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The Company’s waiver of any right, power or privilege hereunder, and the Company’s consent to any action that requires its consent hereunder, shall be effective only if given in writing by the Company.

(c) If any provision contained in this Agreement or the application thereof to you, the Company or any other person or circumstance shall be invalid, illegal or unenforceable in any respect under any applicable law as determined by a court of competent jurisdiction, the validity, legality and enforceability of the remaining provisions contained in this Agreement, or the application of such provision to such persons or circumstances other than those as to which it has been held invalid, illegal or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. In the case of any such invalidity, illegality or unenforceability, such invalid, illegal or unenforceable provision shall be replaced with one that most closely approximates the effect of such provision that is not invalid, illegal or unenforceable. Should a court refuse to so replace such provision, the parties hereto shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties hereto.

(d) This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Any assignment of this Agreement by you (including by operation of law) without the prior written consent of the Company shall be void. Any purchaser of the Company or of all, or substantially all, the Company’s assets shall be entitled to the benefits of this Agreement, whether or not this Agreement is assigned to such purchaser.

(e) This Agreement (i) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior discussions, negotiations, agreements, arrangements and understandings between the parties hereto with respect to the subject matter hereof, (ii) may be amended or modified only in a written instrument executed by the parties hereto, and (iii) shall, except as otherwise specifically set forth herein, cease to be effective one year after the date hereof; provided, however, that the confidentiality provisions contained herein shall continue to apply to you so long as you or any of your Representatives retain copies of any Proprietary Information or Transaction Information. Without limiting the generality of the preceding sentence, any “click-through” or similar confidentiality agreement entered into by you or any of your Representatives in connection with accessing any electronic dataroom will have no force or effect, whether entered into before, on or after the date hereof.

(f) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED IN AND TO BE PERFORMED IN THAT STATE. Each party hereto irrevocably and unconditionally consents to submit to the exclusive personal jurisdiction of the courts of the State of Delaware and the United

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States of America, in each case located in the county of New Castle, Delaware, for such actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any such action, suit or proceeding except in such courts). Notwithstanding the foregoing, any party hereto may commence an action, suit or proceeding with any governmental entity anywhere in the world for the sole purpose of seeking recognition and enforcement of a judgment of any court referred to in the preceding sentence. Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby in the courts of the State of Delaware and the United States of America, in each case in the county of New Castle, Delaware, and further waives the right to, and agrees not to, plead or claim that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Service of any process, summons, notice or document by U.S. registered mail to your address set forth below or to the Company’s address set forth below shall be effective service of process for any action, suit or proceeding brought against you or the Company, as applicable, in any court of competent jurisdiction. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines that a party has breached this Agreement, then such breaching party shall be liable for, and shall pay, the reasonable legal fees, costs and expenses that the non-breaching party has incurred in connection with such litigation, including any appeal therefrom.

(g) It is understood that all communications from you or your Representatives with the Company or any of its affiliates regarding the Possible Transaction or requests for information, facility tours or management meetings in connection with a Possible Transaction will be submitted or directed only to the Company’s representatives at J.P. Morgan. Any notice or other communication required or permitted under this Agreement shall be treated as having been given or delivered when (i) delivered personally or by overnight courier service (costs prepaid), (ii) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment, or (iii) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case, subject to the preceding sentence, to the addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as such party may designate by a written notice delivered to the other party hereto). You also agree not to initiate or maintain contact (except for those contacts unrelated to the Possible Transaction) with any Representative of the Company (other than the Company’s financial advisors and counsel) or any of its affiliates or any person that is the manager, operator or joint venture partner in any hotel in which the Company or any of its subsidiaries has an ownership interest, in each case except with the express permission of the Company.

(h) This Agreement also constitutes notice to you that the Company has engaged Sidley Austin LLP (“Sidley”) as its legal counsel in connection with the Possible

Cascade Investment, L.L.C.

August 14, 2015

Transaction. Notwithstanding the fact that Sidley may have represented, and may currently represent, you and/or any of your Representatives with respect to matters unrelated to the Possible Transaction, you hereby (a) consent to Sidley’s continued representation of the Company in connection with the Possible Transaction, (b) waive any actual or alleged conflict that may arise from Sidley’s representation of the Company in connection with the Possible Transaction, and (c) agree that Sidley will be under no duty to disclose any confidential information of the Company to you. By entering into this Agreement, you hereby acknowledge that the Company and Sidley will be relying on your consent and waiver provided hereby. In addition, you hereby acknowledge that your consent and waiver under this Paragraph 10(h) is voluntary and informed, and that you have obtained independent legal advice with respect to this consent and waiver. If you have any questions regarding this Paragraph 10(h), please contact Imad Qasim at Sidley Austin LLP at 312-853-7094 or at iqasim@sidley.com.

(i) You agree that unless a Definitive Agreement is executed and delivered with respect to the Possible Transaction (in which case, until such execution and delivery), neither the Company nor you intends to be, nor shall either of us be, under any legal obligation with respect to the Possible Transaction or otherwise, by virtue of any written or oral expressions by our respective Representatives with respect to the Possible Transaction, including any obligation to commence or continue discussions or negotiations, except for the matters specifically agreed to in this Agreement.

(j) For the convenience of the parties, this Agreement may be executed by PDF, facsimile or other electronic means and in counterparts, each of which shall be deemed to be an original, and both of which, taken together, shall constitute one agreement binding on both parties hereto.

Cascade Investment, L.L.C.

August 14, 2015

Please confirm your agreement with the foregoing by signing and returning to the undersigned the duplicate copy of this Agreement enclosed herewith.

Very truly yours,

Strategic Hotels & Resorts, Inc.

By:	/s/ Paula Maggio
Name:	Paula Maggio
Title:	Executive Vice President, Secretary and General Counsel

Address:	200 West Madison Street, Suite 1700
Chicago, IL 60606
Facsimile No.:	(312) 658-5799
E-mail Address:	pmaggio@strategichotels.com

Accepted and Agreed
as of the date
first written above:

Cascade Investment, L.L.C.

By:	/s/ Robbie Fritz
Name:	Robbie Fritz
Title:	Authorized Representative

Address:
Facsimile No.:
E-mail Address:
Attention:
Shares Beneficially Owned: 26,912,800